UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 8, 2008

EP MedSystems, Inc.

(Exact Name of Registrant Specified in Charter)

New Jersey	0-28260	22-32122190
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

575 Route 73 North, Building D West Berlin, New Jersey	08091
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (856) 753-8533

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 101.	Entry into a Material Definitive Agreement.

On April 8, 2008, EP MedSystems, Inc. (the “Company”), St. Jude Medical, Inc. (“St. Jude”) and Epicurus Merger Corporation, a wholly owned subsidiary of St. Jude (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation in the Merger. In addition, under the terms of the Merger Agreement, after the Merger, the Company will be merged with and into a wholly owned subsidiary of St. Jude, with such wholly owned subsidiary continuing as the surviving entity.

The Merger Agreement provides that the Company’s shareholders will have the opportunity to elect to receive, in exchange for each share of Company common stock they own immediately prior to the completion of the Merger, either (i) a cash payment in the amount of $3.00 or (ii) an amount of common stock of St. Jude equal to $3.00 divided by the average closing sale price of one share of St. Jude common stock on the NYSE Composite Transactions reporting system for each of the ten (10) trading days ending on the second trading day prior to the closing date of the Merger. The Merger Agreement provides that a Company shareholder may receive a combination of cash and shares of St. Jude that is different from what he or she may have elected depending on the elections made by other Company shareholders, in order to ensure that 60% of outstanding shares of the Company at the effective time of the Merger are exchanged for cash and 40% of such shares are exchanged for stock of St. Jude.

The Company and St. Jude have made customary representations, warranties and covenants in the Merger Agreement, including the Company making covenants not to solicit alternative transactions or, subject to certain exceptions, to enter into discussions concerning, or provide confidential information in connection with, an alternative transaction.

The Merger Agreement contains certain termination rights for both the Company and St. Jude, and further provides that, upon termination of the Merger Agreement under certain circumstances, the Company may be obligated to pay St. Jude a termination fee of $4 million.

Consummation of the Merger is subject to customary conditions, including (i) the approval and adoption by the requisite vote of the holders of the outstanding shares of common stock of the Company, (ii) authorization of the listing of St. Jude common stock for trading on the NYSE, (iii) absence of a Material Adverse Effect (as defined in the Agreement) and (iv) certain regulatory approvals. Additionally, consummation of the Merger is subject to conditions requiring (1) that other parties to certain contracts shall not have terminated or repudiated, or given notice of an intent to terminate or repudiate, any such contract and (2) that the US Food and Drug Administration (“FDA”) shall not have restricted the Company’s ability to (i) manufacture, market, sell or otherwise distribute any Company products previously approved or cleared by the FDA for marketing and sale or (ii) obtain approval or clearance to market and sell any products which have not yet been approved or cleared for marketing and sale by the FDA.

The Company expects to file a copy of the Merger Agreement as an exhibit to Form 8-K on April 11, 2008.

St. Jude will file a registration statement on Form S-4 containing a proxy statement addressed to the Company’s shareholders and a prospectus for the St. Jude stock to be offered in the Merger with the Securities and Exchange Commission (the “SEC”). A definitive proxy statement will be sent to the Company’s shareholders seeking their approval of the Merger.

Investors and shareholders are urged to read the registration statement carefully when it becomes available, because it will contain important information about the Merger. Investors and shareholders may obtain a free copy of the registration statement, when it becomes available, and other documents filed with, or furnished to, the SEC by St. Jude or the Company at the SEC’s website at http://www.sec.gov. Copies of the registration statement and other documents filed by St. Jude or the Company with the SEC may also be obtained for free from the Company by directing a written request to EP MedSystems, Inc., 575 Route 73 North, Building D, West Berlin, New Jersey, or from St. Jude by directing a written request to St. Jude, Inc., One Lillehei Plaza, St. Paul, Minnesota 55117.

The Company and its directors and executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the participants and their interests in the solicitation may be found in the proxy statement and prospectus, when they become available.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release dated April 9, 2008.

99.2	Communication to employees of EP MedSystems, Inc. dated April 9, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EP MEDSYSTEMS, INC.

Date: April 9, 2008	By:	/s/ JAMES J. CARUSO
James J. Caruso
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document

99.1	Press release dated April 9, 2008.

99.2	Communication to employees of EP MedSystems, Inc. dated April 9, 2008